Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-114365, No. 333-114364, No. 333-102849, No. 333-102848, No. 333-97695, No. 333-66332, No. 333-66348, No. 333-32398, No. 333-32396, No. 333-95889, No. 333-83905, No. 333-65179, No. 333-02121, No. 333-121243, No. 333-123750, and No.333-123751 on Form S-8 and in Registration Statement No. 333-111460 on Form S-3 of our reports relating to the consolidated financial statements of Fair Isaac Corporation and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, dated December 12, 2005, appearing in this Annual Report on Form 10-K of Fair Isaac Corporation for the year ended September 30, 2005.
DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
December 12, 2005